       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2001
                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 INFOTOPIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 NEVADA                                     95-4685068
    (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)
                                   218 TEARALL
                          RAYNHAM, MASSACHUSETTS 02767
                                 (508) 884-9900
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              INCORP SERVICES, INC.
                          3675 PECOS-MCLEOD, SUITE 1400
                             LAS VEGAS, NEVADA 89121
                                 (702) 866-2500
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             JEFFREY A. RINDE, ESQ.
                               BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                              PHONE: (212) 661-3535
                               FAX: (212) 972-1677


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
        PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

=================================================================================================================
|TITLE OF EACH CLASS OF SECURITIES    |  AMOUNT TO BE    |      PROPOSED    |        PROPOSED     |   AMOUNT OF  |
|        TO BE REGISTERED             |   REGISTERED     |      MAXIMUM     |        MAXIMUM      | REGISTRATION |
|                                     |                  |     OFFERING     |  AGGREGATE OFFERING |   FEE (1)    |
|                                     |                  |   PRICE PER UNIT |      PRICE (1)      |              |
|                                     |                  |        (1)       |                     |              |
|-------------------------------------|------------------|------------------|---------------------|--------------|
|Common Stock registered on           | 12,000,000       |        $.16      |     $1,920,000      |  $  480.00   |
|behalf of certain shareholders, par  | Shares           |                  |                     |              |
|value $.001 per share (2)            |                  |                  |                     |              |
|-------------------------------------|------------------|------------------|---------------------|--------------|
|                                     |                  |                  |                     |              |
|Common Stock registered on           | 2,400,000        |        $.16      |     $  384,000      |  $   96.00   |
|behalf of certain shareholders, par  | Shares           |                  |                     |              |
|value $.001 per share (3)            |                  |                  |                     |              |
|-------------------------------------|------------------|------------------|---------------------|--------------|
|                                     |                  |                  |                     |              |
|Common Stock registered on           | 19,345,000       |        $.16      |     $3,095,200      |  $  773.80   |
|behalf of certain shareholders, par  | Shares           |                  |                     |              |
|value $.001 per share                |                  |                  |                     |              |
|----------------------------------------------------------------------------------------------------------------|
|                                     |                  |                  |                     |              |
|Common Stock registered on           | 1,000,000        |        $.16      |     $  160,000      |  $   40.00   |
|behalf of certain shareholders, par  | Shares           |                  |                     |              |
|value $.001 per share (4)            |                  |                  |                     |              |
|-------------------------------------|------------------|------------------|---------------------|--------------|
|Total                                | 34,745,000       |                  |     $5,559,200      |  $1,389.80   |
|                                     | Shares           |                  |                     |              |
-----------------------------------------------------------------------------------------------------------------


        (1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of Infotopia, Inc. Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on January 10, 2001.

        (2) Represents Common Stock reserved for issuance upon conversion of 12% Convertible Debentures ("Debentures").

        (3) Represents Common Stock reserved for issuance upon exercise of common stock purchase warrants to be issued on the basis of four shares for every $1 of investment in the Debentures ("Warrants").

        (4) Represents 1,000,000 shares of Common Stock issued to certain of the Registrant's counsel for legal services rendered.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.




        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 11, 2001

                                   PROSPECTUS

                        34,745,000 Shares of Common Stock

                                 INFOTOPIA, INC.

             Common Stock, Par Value $.001 Per Share

        This prospectus covers the offer and sale of an estimated 34,745,000 shares of our common stock. The common stock is being offered and sold by certain of our shareholders.

        The selling shareholders may without limitation offer their shares of common stock for sale through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this prospectus.

                 THE PROCEEDS AND DETERMINING THE OFFERING PRICE

        All proceeds from the sale of the common stock under this prospectus will go to the selling shareholders. The Company will not receive any proceeds from sales of the common stock offered by the selling shareholders.

        Our common stock is currently traded on the Nasdaq Stock Market OTC Bulletin Board under the symbol "IFTP." On January 10, 2001, the last reported sales price of a share of Infotopia common stock was $.1719 per share.

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is January  , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information.......................................    2
Prospectus Summary........................................................    2
Risk Factors..............................................................    5
Use of Proceeds...........................................................    8
Selling Shareholders......................................................    9
Plan of Distribution......................................................   10
Legal Matters.............................................................   41
Experts...................................................................   41

        THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE CAN YOU FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

                               PROSPECTUS SUMMARY

        The following summarizes the business and operations of Infotopia, Inc. (referred to in this prospectus as "we", "us", "Infotopia" or the "Company"). This summary is not complete and does not contain all of the information about us or all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under the caption "Risk Factors" and the information in the financial statements and the notes to the financial statements that are included in this prospectus. The securities offered by this prospectus involve a high degree of risk. See "Risk Factors."

THE COMPANY

        Infotopia, Inc. was originally incorporated in the name of Flex Marketing, Inc. under the laws of the State of Ohio on September 11, 1997. The Company was acquired by and became a wholly owned subsidiary of National Boston Medical, Inc. in a share exchange agreement executed on November 21, 1998. On April 25, 2000, Dr. Abravanel's Formulas, Inc., a Nevada corporation ("Dr. Abravanel's"), acquired Infotopia in a share exchange in which 100% of the outstanding stock of Infotopia was exchanged for common stock of Dr. Abravanel's. As a result of the share exchange, Dr. Abravanel's changed its name to Infotopia, Inc.

        Infotopia is in the Direct Marketing business encompassing commercials, infomercials, print media, radio and the World Wide Web. In order for Infotopia to increase revenues significantly, it may be necessary to seek additional capital to accomplish our business plan. The Company is funded through cash flows from operations and does not anticipate that it will need any additional funding over the next twelve months for ongoing operations including existing and future projects. We realize that the life-blood of Direct to Retail Marketing is new products. Therefore our product research and development/marketing department is considered to be of key importance to our future. New product ideas come from a variety of sources, including inventors, suppliers, trade shows, industry conferences, strategic alliances with manufacturing and consumer product companies. Currently, we have 16 new products in various stages of development, all suitable for "Direct to Retail" Marketing.

        We do extensive research and market evaluation of each product in order to determine if a product may be suited for direct response television and subsequent marketing through non-infomercial distribution. Upon final acceptance of the product, we obtain the rights to the products created by third parties through various licensing arrangements generally involving royalties related to sales of the product. We also obtain the rights to sell products, which have already been developed, manufactured and marketed through infomercials produced by other companies. We generally seek exclusive worldwide rights to all products in all means of distribution. These include the successful Backstroke Back Massager that was launched in November of 1998 and has been sold in both domestic and international markets.

        We hired four (4) new employees. As the company expands its operations, we may add additional employees. Our goal is to become a leader in Electronic Retailing, specializing in Direct Response Television (DRTV). Electronic Retailing is the use of any electronic media to present products to the consumer and provide a means of purchasing. There are four characteristics of electronic retailing:

                (i) Electronic media includes television, radio and the Internet.

                (ii) The message contains all information that the consumer needs to make a buying decision.

                (iii)   There is a specific offer made to the consumer.

                (iv) There is an appeal to the consumer to make an immediate buying decision.

        The success of the Backstroke was the result of trial and error and a fast learning curve on the part of our management. Deciding that it is better to learn from the mistakes of others, we undertook extensive research into the electronic retailing industry. We analyzed the competition for its strengths and weaknesses. "Why do some products succeed while others fail?" "Why do some companies succeed while others fail?" We learned that the companies or products that failed all shared some common traits:

                Lack of new products

                Inability to attract inventors

                Poorly designed products

                Insufficient cost containment

        We realized that the current Direct Marketing paradigms needed to be challenged and reinvented with the emphasis placed on the inventor. The inventor is supported by a streamlined organization that is capable of marshaling the skills and resources best suited to a particular inventor and product. Our streamlined organization provides this new paradigm. Through strategic industry alliances, we are able to offer a broad range of talent and expertise that would be extremely expensive to offer inhouse. Our management has chosen to outsource specialty functions to companies with experience and expertise in various areas of "Direct Response to Retail Marketing." Through outsourcing, we are able to multiply the company's ability to recruit inventors, attract new products, and successfully launch multiple products.

PRODUCT LINE

        Infotopia is a product development company that specializes in the flexible marketing, advertising, and direct response sales of innovative consumer products. We have developed or obtained the marketing rights to several products in growth industries, including, healthcare, fitness, and recreation. We are currently direct marketing the Backstroker, which has been highly successful among consumers and healthcare professionals throughout the United States and abroad. Additional contracts and agreements have been made with Designs by Dean and Torso Tiger, Inc. Based on the particular product and profit potential, we will outsource portions of a product launch to other media production companies. Product development efforts led to the successful Body Rocker in the fourth quarter of 2000. We are also actively pursuing and reviewing additional products that may lend themselves well to this form of marketing.


        On August 18, 2000, we acquired exclusive rights to market the Torso Tiger machine. The Torso Tiger infomercial was consistently rated in the top ten infomercials during the months of August through November 2000 by Infomercial Monitoring, Inc. based on the frequency of airings in the United States. In November, 2000 the Company released the Torso Tiger II is a scaled-down version of the best-selling Torso Tiger available only through retail channels. On October 27, 2000 Infotopia, Inc. acquired rights to market two new products and infomercials from Torso Tiger, Inc. The key product to the deal is the new "Total Tiger (TM)"; the Total Tiger(TM) is a complete total body workout that anyone can do quickly and easily to achieve amazing results. The product is a completely new design and will utilize some of the basic components that made the Torso Tiger (TM) so successful. In addition to Total Tiger(TM), the Company acquired "the Hot Mommies(TM) System". The "Hot Mommies(TM) System" is a program designed to give mothers essential nutrients for better energy, stress-relief, better skin, hair and nails, weight loss, hormonal balance, mental clarity and focus and an increased sex drive. The infomercial has been completed and early results showed that for every dollar spent on media, three dollars was brought back into the Company.

        On October 27, 2000 the Company entered into an agreement with Torso Tiger Inc. and the National Science Corporation of America (NSCA) for the marketing of two preventive osteoporosis and prostate products.

        On November 1, 2000 the Company signed a joint venture agreement for the marketing of six new products with the Infomercial Development Companies of San Diego, California and a right of first refusal on all new products under their development. The new products include: Changes - Female Menopausal and PMS herbal supplement. 60 day supply developed and endorsed by Dr. Shari Lieberman; Facial Spa - hand held home facial unit. Works with rechargeable ni-cad battery technology. Unit emits low heat, vibration and electrical pulse stimulation (three setting: including all at once) and can be used with the consumer's existing skin care products. The consumer will use heat to open the pores, vibration to massage the cream deep into the skin and electrical pulse to exercise facial. Fresh Start was created by Cathi Graham after she personally experienced the loss of 186 lbs. through this system. The product consists of a weight loss program that includes workbooks, audio and video tapes, a fat-burning recipe book and a personal manual/journal focusing on increasing metabolism to burn fat faster. Rejuvicare is a 30-day skin care system which includes day cream, night cream, antioxidant serum and skin care supplement. The Medicus Dual 2000 is a golf swing training device comprised of a golf club having a shaft that is hinged to articulate about two distinct axes. The training device allows the detection of multiple common swing faults through the novel hinge design. "Multiple Streams of Cash" is a business opportunity packager from best selling author Robert Allen which includes workbooks and tapes. Included with the offer is a 6 hour telecoaching program with Robert Allen and his "Millionaire Maker" Team.

        On November 30, 2000 Infotopia licensed the "Body by Jake Bun & Thigh Rocker" from Lohan Media Productions. Lohan Media and Infotopia agreed to co-advertise the product, which allows the user to quickly and easily trim and tone the hips and thighs. The Body By Jake Bun and Thigh Rocker was listed as the number one ranked infomercial in the country according to Infomercial Monitoring Service Inc.'s National Cable Rankings for infomercials airing for the week ending December 29, 2000.

        Infotopia has completed final edits of the Body Rocker total body work out machine. The Body Rocker infomercial was aired in limited edition and is now ready for a national rollout.

        Infotopia, Inc. is also marketing the Cooking Saddle, which allows the ability to effortlessly lift turkey or other meats from cooking pan to the table

        We are projecting revenues in these new products and additional projected launches in the coming year to help us achieve our goal of $38,000,000 in sales revenue for the end of fiscal 2001 (ending February 28, 2001). The Company is projecting net sales of $220,233,158 for fiscal 2002.

MARKET RESEARCH

        The consumer market for massagers and related products has consistently grown during the last 20 years. Consumers have supported the industry by purchasing electric massage wands, chairs, and a variety of manual devices. Furthermore, the overall growth of the health care and physical fitness industry have complimented the sales of massage related devices. Industries that provide products that enhance the body or provide a feeling of well being have grown significantly due to an increase in consumer demand for products that enhance the body and level of physical fitness/appearance.

        The growth and improvement of direct response marketing and sales via infomercials, home shopping networks and commercials has had a positive impact on the massager industry. Manufacturers and retailers are utilizing alternative forms of retailing, such as, television shopping and infomercials, merchandising massagers with other home comfort items and promoting the products as a year-round purchase category. Unit sales, estimated at 4.6 million, are predicted to rise 4 - 10% throughout the entire category. Sales of body mats, massage chairs, and other higher ticket massagers are expected to grow 4-5 times faster than the entire category, which is the fastest growth that the category has experienced in years. Currently in the United States, more than 60% of all infomercials feature products from the physical fitness, health care, or body care industries. These products range from exercise devices to diet plans and self-improvement programs. Consumers are increasingly more interested in improving their quality of life by enhancing physical appearance and overall well-being. Manufacturers and retailers have responded to this surge in interest and demand by offering more products in these industries at various price points. Traditionally, consumers had fewer choices in healthcare and body care devices, and the products were offered at relatively high price points. Prior to the mid 1980's, the products were marketed to high income individuals as specialty or exclusive items only distributed in specific retail stores or catalogs.

PRODUCTS

        Infotopia is currently marketing the Torso Tiger, the Body Rocker, the Body by Jake Bun & Thigh Rocker, the Cooking Saddle the Backstroke Back Massager and the Hot Mommies System. The Torso Tiger II is strictly available through major retailers in the United States through direct marketing only.

TORSO TIGER

        The Torso Tiger is an abdominal and upper body exercise machine. It allows the user to exercise the upper and lower abdominal muscles, waist, chest, back and shoulders, and triceps and biceps simultaneously.

TORSO TIGER II

        The Torso Tiger II is a smaller version of the Torso Tiger which is sold through major retailers throughout the world.

BODY ROCKER

        The Body Rocker affords the user the ability to do strength training and a non-impact aerobic workout using one machine. The areas affected through the use of the Body Rocker include the upper and lower body abs, waist, chest, back and shoulders, triceps, biceps and the hamstring gluts and thighs.

COOKING SADDLE

        The Cooking Saddle is a fully netted cotton material that can hold up to a 40-pound turkey. The Cooking Saddle is placed under a turkey before it is baked by means of straps which are raised up over the sides to hold the legs and wings tucked inside the Cooking Saddle. When the turkey is ready to be removed from the oven, the Cooking Saddle is used to lift the turkey from the cooking pan to the platter. A patent is pending on the Cooking Saddle. The Company currently has a commitment for one million units from a major retail chain.

BACKSTROKE BACK MASSAGER

        The Backstroke Back Massager is a body massager and health care device which was designed by a doctor of chiropractic medicine. The Backstroke Back Massager provides muscle stimulation, increased circulation and acupressure in the neck, back and torso. The unit is marketed with an adjustable neck support roller and video instruction tape.

BODY BY JAKE BUN & THIGH ROCKER

        The Body by Jake Bun & Thigh Rocker enables users to tone hips and thighs and to simultaneously tighten the buttocks area.

HOT MOMMIES SYSTEM

        The Hot Mommies System consists of natural herbal formulas providing the essential nutrients that mothers generally need and lead to higher energy, stress-relief, improved skin, hair and nails, weight loss, and hormonal balance. Hot Mommies products include Essential 3 Formula which contains a weight reducing and balancing formula and a unique herbal formulation to increase body energy. The Hot Mommies System also includes Fat Sweeper, a dietary supplement to be used to reduce the amount of fat absorbed by the body after the consumption of foods that are high in fat.

PRODUCTS TO BE RELEASED DURING 2001

        The Company has currently in development eight additional projects. Some of these projects have completed infomercials and others will be completed in the first and second quarters of 2001.

                                  RISK FACTORS

        The following factors should be reviewed carefully in conjunction with the other information in this Prospectus and our financial statements which are incorporated by reference. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this Prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."

        WE HAVE A LIMITED OPERATING HISTORY. We emerged via a spin-off and share exchange agreement from National Boston Medical, Inc. and a subsequent reverse merger with Dr. Elliot Abravanel's Formulas, Inc. in April 2000. New management was appointed immediately following the reverse merger and a complete overhaul of our operations and our marketing strategies were implemented. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. Despite our recent growth in sales and net income, we cannot assure you that these trends will continue or that we will remain profitable.

        WE RELY ON SALES OF A FEW KEY PRODUCTS. Our financial success depends almost entirely on marketing our innovative products such as the Torso Tiger, which has and will continue to generate substantially all of our net sales. We recently expanded our presence in the home and commercial fitness equipment markets by entering into a licensing agreement to market the Torso Tiger. We plan to diversify our product line in the future, but we have not yet begun to do so. Despite these efforts, our financial performance remains dependent on a few products. Any significant diminished consumer interest in Body Rocker(TM) or Torso Tiger products would adversely affect our business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient sales to justify the cost of developing and marketing these products.

        WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR EXISTING OPERATIONS AND ANTICIPATED GROWTH. We have grown significantly since April 2000, when we overhauled our marketing campaign due to the implementation of new management. We intend to continue to pursue an aggressive growth strategy. To manage our growth effectively, we believe that we must:

        -       Maintain a high level of manufacturing quality and efficiency;

        - Continue to enhance our operational, financial and management systems and controls;

        -       Effectively expand, train and manage our employee base;

        -       Maintain an effective and efficient customer call center and

               Inventory control and distribution system.
Our failure to properly manage any of these or other growth-related challenges could adversely affect our business. We cannot assure you that we will succeed in effectively managing our existing operations or our anticipated growth.

        A DECLINE IN CONSUMER SPENDING DUE TO UNFAVORABLE ECONOMIC CONDITIONS COULD HINDER SALES OF OUR CONSUMER PRODUCTS. The success of each of our products depends substantially on how consumers decide to spend their money. Unfavorable economic conditions may depress consumer spending, especially for premium priced products like ours.

        OUR FINANCIAL PERFORMANCE MAY BE VULNERABLE TO RAPIDLY CHANGING PREFERENCES IN THE CONSUMER FITNESS MARKET. Our net sales and profitability depend significantly on the acceptance of our existing and future fitness products within the consumer fitness market. This market is characterized by rapidly changing fitness trends and fads, frequent innovations and improvements are necessary to maintain consumer interest in fitness products. Our financial performance may be harmed if we are unable to successfully adapt the Body Rocker(TM), Torso Tiger or any of our consumer products to these changing trends and fads.

        OUR FINANCIAL PERFORMANCE WOULD BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OR DIRECTLY MARKET NEW CONSUMER PRODUCTS. Our growth strategy and financial performance depend in part on our ability to develop or acquire the rights to, and then directly market, new consumer products. Our net sales would be harmed if we are unable to develop or acquire the rights to premium quality, premium priced consumer products that satisfy our direct marketing criteria. In addition, any new products that we directly market may not generate sufficient net sales or profits to justify their development or acquisition costs. See "Business - New Product Development and Innovation" for a discussion of our product development efforts.

        WE DEPEND ON CERTAIN KEY EMPLOYEES. We will depend heavily upon the services of certain officers and directors of the Company, including in particular, Daniel Hoyng and Ernest Zavoral. We do not have key person life insurance on any of the lives of said individuals but we are in the process of evaluating its needs for such insurance. We have employment contracts in effect with two of our executive officers, Daniel Hoyng, our Chairman and Chief Executive Officer, Ernest Zavoral, our President and Marek Lozowicki, our Executive Vice President. We also have employment contracts in effect with Lisa Ulshafer, Vice President of Information Technology, Robert Tilton, Vice President of Public Relations, Alan Ricks, Vice President of Operations and Bill Gross, Vice President of Internet Direct Marketing. There are no other agreements or understandings with persons regarding termination of employment or change-in control arrangements. While we may hire additional qualified individuals to work in various capacities for the Company, the loss of the services of any of the officers and directors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

        WE FACE REGULATORY RISKS. We are regulated by various federal, state and local authorities, including the Federal Trade Commission, the Consumer Products Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. We believe we are in material compliance with all applicable rules and regulations. If we are incorrect, or if we violate such regulations in the future, we may be subject to regulatory enforcement efforts. Any regulatory enforcement efforts, particularly any actions that could interrupt our direct marketing efforts or result in a product recall, would adversely affect our business.

        FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale."

        INCREASES IN PRODUCT RETURNS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. Any material increase in the quantity of products returned by our customers for purchase-price refunds could adversely affect our financial performance. We have limited operating experience with the Torso Tiger which we began marketing in August 2000, and therefore limited experience with the return rates for this product. See "Business - Products."

        OUR WARRANTY RESERVES MAY BE INSUFFICIENT TO COVER FUTURE WARRANTY CLAIMS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. We offer warranties on all of our principal products. If our warranty reserves are inadequate to cover future warranty claims on our products, our financial performance could be adversely affected. We have limited operating experience with the Torso Tiger, which we began marketing in August 2000, and therefore limited experience with warranty claims for these products. The manufacturer does indemnify us for factory defects, however.

            OUR MARKET IS INTENSELY COMPETITIVE. Each market in which we participate is intensely competitive. We believe that more than 75 companies manufacture and market commercial and home fitness equipment. Important competitive factors in this market include price, product quality and performance, diversity of features, warranties and customer service. We believe that our products are competitive in each of these categories. However, many of our competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give them a competitive advantage. See "Business - Competition."

        WE FACE PRODUCT LIABILITY RISKS. We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage and reserves adequately cover potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage and reserves are inadequate to cover future product liability claims, our business may be adversely affected.


        WE FACE RISKS ASSOCIATED WITH ANY FUTURE ACQUISITIONS. We intend to explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or product lines. We currently have no agreements, understandings or other arrangements with respect to any acquisition. If we identify and pursue an acquisition opportunity, our management may be required to devote a significant amount of time and effort to the process, which could unduly distract them from our existing operations. If we complete an acquisition, we expect to face significant challenges integrating the acquired business into our operations. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired product or technology may not perform as we expect. Any such difficulties would adversely affect our business. In addition, the size, timing and integration of any acquisitions could cause substantial fluctuations in our operating results. To pay for an acquisition, we may use common stock or cash, including the proceeds of the offering. See "Use of Proceeds." Alternatively, we may borrow money from banks or other lenders. If we use common stock, the ownership interest of our shareholders would be diluted. If we use cash or debt, our financial liquidity will be reduced.

        INCREASES IN ADVERTISING RATES MAY REDUCE OUR PROFITABILITY. We depend primarily on television commercials and television infomercials to market our products. Consequently, the price we must pay for our preferred media time significantly affects our financial performance. If the cost of our preferred media time increases, it may increase our selling and marketing expenses and decrease our profitability. See "Business - Direct Marketing" for a more detailed discussion of our advertising efforts.

        OUR SALES MAY MATERIALLY DECLINE IF OUR CUSTOMER SERVICE CALL CENTER STOPS OPERATING. We receive and process almost all orders for our directly marketed products through our customer service call center. See "Business - Direct Marketing." Our call center could stop operating for a number of reasons, including poor weather, natural disaster, or fire. If our backup facilities and contingency plans are ineffective to handle such problems, we could not sell our directly marketed products during the affected period. Our business could be substantially harmed if our call center stops operating for a significant time period. We do have backup capabilities because if the center were down, our lines could be migrated elsewhere to ensure continuity in our customer service operation.

        OUR FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD SIGNIFICANTLY HARM OUR COMPETITIVE POSITION, AND WE COULD ALSO INCUR SUBSTANTIAL COSTS TO DEFEND CLAIMS THAT WE HAVE VIOLATED THE PROPRIETARY RIGHTS OF OTHERS. Protecting our intellectual property is an important factor in maintaining our competitive position in the fitness industry. If we do not or are unable to adequately protect our intellectual property, our sales and profitability could be adversely affected. We currently hold a number of patents and trademarks. However, our efforts to protect our proprietary rights may be inadequate and applicable laws provide only limited protection. In addition, we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we may not be able to successfully prevent others from claiming that we have violated their proprietary rights or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. We could incur substantial costs in defending against such claims, even if they are invalid, and we could become subject to judgments requiring us to pay substantial damages. See "Business - Intellectual Property."

            THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID. Trading in our securities is conducted on the Nasdaq OTC Bulletin Board. As long as the common stock is not quoted on the Nasdaq National Market or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities.

Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

        The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock continues to be subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market.

        OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK. Our Articles of Incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Infotopia. To date, no shares of preferred stock have been issued, and although the directors currently have no intention of issuing any shares of preferred stock in the future, they may nevertheless decide it is in our best interests to do so. See "Description of Securities."


        FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Future sales of shares of common stock by existing shareholders under Rule 144 of the Act or through the exercise of outstanding registration rights or the issuance of shares of common stock upon the exercise of options or warrants could materially adversely affect the market price of the common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are available for sale under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time.

                           FORWARD LOOKING STATEMENTS.

        This Prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                 USE OF PROCEEDS

        The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of common stock. The principal purpose of this offering is to effect an orderly disposition of the selling shareholders' shares. We will not receive any part of the proceeds from such sales of common stock.

                         DETERMINATION OF OFFERING PRICE

        The offering price of the Common Stock offered in this offering has been arbitrarily determined by the Company and bears no relationship to any recognized criterion of value. The price does not bear any relationship to the assets, book value, earnings or net worth of Infotopia. In determining the offering price, we considered such factors as prospects, if any, for our product within the industry, the previous experience of management, lack of technological development with respect to our project to date, our historical and anticipated results of operations, the present financial resources of the Company and the likelihood of acceptance of the proposed offering in the current securities markets. The shares of common shock covered by this Prospectus may be sold by the Selling Shareholders from time to time at prices and on terms not yet determined and solely within the discretion of the Selling Shareholder.

                              SELLING SHAREHOLDERS

        The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

        In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

        The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon resale of shares of common stock being registered hereby. See "PLAN OF DISTRIBUTION."

        As of January 5, 2001, there were 189,996,005 shares of common stock outstanding.

        Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.


        Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.

SECURITY OWNERSHIP OF MANAGEMENT


                                   Shares Beneficially      Shares to be    Shares Beneficially
                                     owned prior to           sold in             Owned
Name                                  Offering (1)           Offering        After Offering (2)
----                              ---------------------     ------------    -------------------
                                   Number       Percent                      Number      Percent
                                   ------       -------                      ------      -------
Daniel Hoyng(3)                    1,804,000      *           1,120,000       684,000         *
CEO, Chairman, Director
Ernest Zavoral1                    2,526,788     1.33%        1,120,000     1,406,788         *
President, Director
Marek Lozowicki                    1,495,000      *           1,120,000       375,000         *
Secretary
Clinton Smith                      1,200,000      *                 0       1,200,000         *
Director
Lisa Ulshafer                        222,000      *                 0         222,000         *
Vice President
Robert Tilton                         52,500      *                 0          52,500         *
Vice President
Alan E. Ricks                           0         0                 0              0          0
Vice President
William F. Gross                     250,000      *                 *         250,000         *
Vice President
Directors and Officers             7,550,288     3.97%        3,360,000     4,190,288      2.20%
As a Group

SELLING SHAREHOLDERS

Altea Investments, Ltd.(4)(5)     20,780,000    10.93%       20,780,000            0          0
Bondy & Schloss LLP                1,000,000      *           1,000,000            0          0

Lenco Corporation                  5,000,000     2.63%       5,000,000              0         0
Jake Steinfield                    1,600,000       *         1,600,000              0         0
Phil Scotti                          340,000       *           340,000              0         0
Robert Lieberman                      60,000       *            60,000              0         0
The Vision Publishing Corp.          750,000       *           750,000              0         0
Next Millennium Capital              180,000       *           180,000              0         0
 Holdings, LLC
Pro-Osteo, LLC                       325,000       *           325,000              0         0
Edward S. Gelfand                     75,000       *            75,000              0         0
The Infomercial Development          800,000       *           800,000              0         0
 Companies
The Frederiksen Group                300,000       *           300,000              0         0
Adam MacDonald                       175,000       *           175,000              0         0


* Indicates less than 1%

        (1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty
(60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

        (2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or lesser than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

        (3) The address for each of the directors and officers of Infotopia is 218 Tearall, Raynham, Massachusetts.

        (4) Includes 12,000,000 shares issuable upon the conversion of 12% Convertible Debentures issued on or about December 29, 2000.

        (5) Includes Warrants to purchase 2,400,000 shares of common stock issued on or about December 29, 2000.

                              PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

        - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        - an exchange distribution in accordance with the rules of the applicable exchange;

        -       privately negotiated transactions;

        -       short sales;

        - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

        -       a combination of any such methods of sale; and

        -       any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").


                                LEGAL PROCEEDINGS

        On September 20, 2000, Dragons Forever, Ltd., a Bahamian corporation ("Dragons"), filed a complaint against Infotopia and DOES I through X and ROES I through X. The claims against Infotopia are being made in Infotopia's capacity as the successor corporation of Flex Marketing, Inc. ("Flex"). Dragons alleges that Flex breached a Media Funding Agreement ("Media Funding Agreement") entered into by Dragons and Flex on or about April 23 1999. Dragons alleges that Flex did not pay Dragons the monies due Dragons under the Media Funding Agreement and seeks general damages of $10,000 and compensatory damages of $10,000 against each defendant and reimbursement for all legal costs incurred by Dragons in connection with this suit. Infotopia intends to vigorously defend against the claims asserted in this matter. To date, Infotopia has filed its responsive pleading, claiming that the Plaintiff neither has, nor can it assert, claims against Infotopia because the Plaintiff's claims are based upon a contract with National Boston Medical, Inc., a debtor in bankruptcy, and the Plaintiff has filed a proof of claim in the National Boston Medical Inc. bankruptcy, admitting that its claim is not properly made against Infotopia. At this point, Infotopia does not believe that the Plaintiff's claims have merit, but additional facts need to be developed through the discovery process to solidify Infotopia's defenses to the claims. We anticipate filing dispositive motions at the earliest possible date.

        On December 11, 2000, a suit was filed against Infotopia and two of its officers in the State Court of Fulton County, Georgia by Jeff Freedman ("Freedman"), who apparently had not been fully paid royalties under an agreement Freedman had entered into with National Boston Medical, Inc., the former parent of Infotopia. The claim seeks to recover damages in contract and tort. Infotopia management is committed to providing a vigorous defense to the claims of the Plaintiff. Infotopia asserts that Freedman's claim is properly asserted against National Boston Medical, Inc. ("NBMI") and that claim will be handled as part of the bankruptcy proceeding. Moreover, Freedman and NBMI have entered into an agreement settling this claim. A Motion to Dismiss will be filed at the earliest appropriate time.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        The following Table sets forth certain information regarding the executive officers and directors of Infotopia as of November 30, 2000.


Name              Age             Title
----              ---             -----
Daniel Hoyng      38      Director, Chairman, and Chief Executive Officer

Ernest Zavoral    43      Director and President

Marek Lozowicki   37      Executive Vice President and Secretary

Clinton Smith     41      Director

Lisa Ulshafer     36      Vice President

Robert Tilton     33      Vice President

Alan Ricks        45      Vice President

William Gross     47      Vice President


        A brief description of the backgrounds of the current Executive Officers and Directors are set forth below:

                        EXECUTIVE OFFICERS AND DIRECTORS

        DANIEL HOYNG, Chairman of the Board and Chief Executive Officer. Mr. Hoyng's background includes over eight years of experience as an executive in a public company. Mr. Hoyng has served as the CEO and Chairman of Infotopia, Inc. since April 26, 2000 and previously served as Chairman and CEO of National Boston Medical, Inc. and came with other key executives when Infotopia was acquired by Dr. Abravenals's Formula from National Boston Medical, Inc. Previously, Mr. Hoyng was Divisianal Director for Healthcare Services Group, Inc. a publicly traded company specializing in housekeeping and laundry services to the long-term care industry. Prior th his work with Healthcare Services Group, Inc., Mr. Hoyng served as a Sales Manager and then General Manager for ARA/Cory Refreshment Services. Mr. Hoyng has established a solid track record of building sales and profits for each of the Companies he has served. Mr. Hoyng earned a Bachelor of Science degree in Communications at Saint Joseph's
College in 1985.

        ERNEST ZAVORAL, Director and President, brings to Infotopia over 20 years of marketing and managerial experience. After attending Grove City College, Mr. Zavoral spent 15 years as a marketer and project manager for companies providing environmental solutions. His highly developed communication, presentation and management skills led him to enter the product development field, where he was responsible for bringing new and innovative products from the drawing-board to retail success. Mr. Zavoral is credited with developing "Why-Tie Shoelaces" and positioning that product to be a national success, with Wal-Mart as a primary customer. As President of Infotopia, Mr. Zavoral is responsible for developing and marketing health related products, such as Infotopia's highly acclaimed Backstroker, through television infomercials.

        MAREK LOZOWICKI, Executive Vice President and Secretary, is responsible for implementing and maintaining information and communication systems (voice and data) database management and electronic commerce. Prior to this, between July 1997 and October 1997, Mr. Lozowicki worked for Medical Marketing Group as a Systems Manager. His responsibilities included installing, configuring and maintaining the company computer network and other information systems (voice and data). Between March 1996 and October 1997, Mr. Lozowicki worked at Portraits International, Inc. as the Northeast Region Manager. There he oversaw all aspects of the photography contracts entered into by Portraits International, Inc. and the completion of the assignments that formed the contracts. Mr. Lozowicki was involved in the implementation of new digital previewing systems in the premium glamour sector utilized by chain stores such as Bloomingdale's. Other responsibilities included ongoing hiring, training and overseeing the department staff of over fifteen employees, equipment and material inventory control, quality assurance and the customer satisfaction assurance program. From August 1992 until March 1996, Mr. Lozowicki worked for APP, Inc. as a photography manager for the Northeast region. His responsibilities were similar to those at Portraits International, Inc. Mr. Lozowicki completed his college education in Poland and graduate studies at the Athenaeum of Ohio in Cincinnati.

        LISA ULSHAFER, is Infotopia's Vice President of Information Technology. Ms. Ulshafer has an extensive background in graphic and website design. Prior to joining Infotopia, Ms. Ulshafer owned and operated her own independent website and design businesses for over seven years, including Design Comcepts from 1993-1998, Your Way Website Services from 1998 through currently and Webs on Wall Street from October 2000 through currently. One of Ms. Ulsharer's primary areas of responsibility will be Infotopia's website as she will focus on assisting Infotopia in the development of having a strong Internet presence. Ms. Ulshafter is a graduate of Michigan State University where she earned a baccalaureate degree in 1986.

        ROBERT TILTON, is Infotopia's Vice President of Investor Relations. Mr. Tilton's primary experience is in the retail sector , having owned several companies in both the retail and wholesale markets. Upon graduating high School in 1985, Mr. Tilton went into a private retail and wholesale business manufacturing and distributing novelty gift products which he did for seven years. His responsibilities were to design, manufacture and distribute the products as well as general business maintenance. In 1992 Mr. Tilton joined his family's gourmet baking company that specialized in retail and wholesale gourmet products. This business catered to the hotel chains of Marriott, Hyatt, Holiday Inn and several upscale country clubs in the northeast. Some of Mr. Tilton's responsibilities were the corporation's finance along with all business developments and the production done in the facility. In his financial capacity, Mr. Tilton became more involved with the public trading Company sector. In October of 2000 he formed OTC Relations LLC, an investor relations firm that caters to dealing with shareholders needs on a more personal level. At this time he was hired as a consultant to Infotopia, handling the daily responsibilities of shareholder requests and phone calls as well as briefing the company on the current status of Infotopia in the marketplace. On January 7th, 2001 Mr. Tilton joined Infotopia as Vice President of Investor Relations.

        ALAN RICKS, is Infotopia's Vice President of operations. Mr. Rick's background consists of 22 years of managerial experience in marketing, project management, operations, planning, and business development. Mr Ricks has spent the last six years as a consultant to retailers in marketing and development. Prior to that he was a Projects Director for the Edward J. DeBartolo Corp., and a Development Officer for JMB/Federated Realty for six years. Mr. Ricks also held various positions in regional and local economic development as Vice President-Business Development for the Dayton Development Council and Director of Development and Planning for a local municipality. He has also held various managerial positions, including Administrator, for two municipal operations. Mr Ricks holds a Master's Degree in Administration and a Bachelor of Arts Degree.

        WILLIAM GROSS, is Infotopia's Vice President of Internet Direct Marketing. Mr. Gross was a co-founder and partner of an international apparel company between 1984 and 1995. Mr. Gross also founded a retail and advertising speciality products company and from 1996 until 2000, Mr. Gross was responsible for taking new products from concept through manufacturing to market. Most recently Mr. Gross was responsible for the initial business development activities of Big Media, Inc., an Internet network advertising firm, and assisted in company funding. Mr. Gross's educational background includes a Bachelor of Science degree in Business Administration which was awarded to him by the University of Illinois.

        CLINTON SMITH, ESQ., Director, received a baccalaureate degree at Morehouse College of Atlanta, Georgia where he majored in history and business administration. Mr. Smith completed the Juris Doctor degree in law at the Tulane University School of Law where he also received the 1987 Merit Award Recipient for the Law League of Louisiana. Mr. Smith is a member of the Louisiana Bar and is co-owner and General Partner of Roby & Smith, a full service law firm with a concentration in litigation. Mr. Smith is also a partner in the law firm of Bryan & Jupiter whose practice focuses on education/school law, commercial law, workers' compensation and tort defense.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

        Our authorized capital stock consists of 190,000,000 shares of common stock, par value $.001 per share and 10,000,00 shares of preferred stock. As of January 5, 2001, there were issued and outstanding 189,996,005 shares of common stock and 72 holders of record. All outstanding shares of common stock are fully paid and nonassessable. Holders of the common stock are entitled and 72 holders of record to one vote per share on all matters voted on by shareholders, including elections of directors, and the holders of the common stock exclusively possess all voting power. The articles of incorporation do not provide for cumulative voting in the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation they are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of common stock have no preemptive rights.

        Our articles of incorporation and bylaws do not contain any provision that would delay, defer or prevent a change in control.

        35,031,878 of the 189,996,005 shares of the common stock outstanding as of January 5, 2001 are subject to the limitations of Rule 144 promulgated under the Securities Act, and 154,964,127 shares are freely trading. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds shares of restricted securities as to which a minimum of one year has elapsed since the latter of the date of acquisition from the issuer or from an affiliate of the issuer, and any person who is an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of the Company

(approximately 1,899,960 shares as of January 5, 2001) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issuer. Under Rule 144, however, a person who holds restricted securities as to which a minimum of two years has elapsed since their acquisition from the issuer or an affiliate of the issuer and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell such shares without regard to the volume, manner of sale and certain other limitations contained in Rule 144.

DEBENTURES

        In December 2000, Infotopia issued an aggregate of $600,000 of Convertible Debentures ("Debentures") due three years after issuance bearing interest at the rate of 12% per annum and maturing in December, 2003. The Debentures are convertible on or after February 13, 2001 into shares of the Company's common stock at a price per share equal to the lesser of (i) the average of the lowest 3 closing bid prices during the 20 trading days immediately prior to the conversion date discounted by 30% and (ii) the average of the lowest 3 closing bid prices during the 20 trading days immediately prior to December 29, 2000 discounted by 30% (the "Conversion Price"). The Company shall have prepayment rights if within 1 business day from delivery of the conversion notice, the Company provides a written notice to Investor that it intends to prepay the amount being converted by Investor at 135% x (outstanding principal + unpaid interest any default and penalty payments due).

        Investors in the Debentures shall receive for each $1.00 of convertible investment, warrants to purchase four (4) shares of the Company's common stock. Warrant terms shall include a five year term from date of issuance, exercise price equal to $0.001, cashless exercise and demand piggyback registrations rights (notwithstanding registration rights already granted).


STOCK OPTIONS

        We have entered into employment agreements with certain directors and officers (collectively the "D & O Plan"), pursuant to which we have granted options to purchase a total of 7,800,000 shares of our common stock. These options are exercisable at the lowest closing price of the Company's common stock as reported on the OTCBB during the preceding twelve months.

        We have also entered into certain executive employment agreements wherein up to 2,000,000 shares may be issued to each participant at 75% of the initial price of each offering (the "Executive Option Plan") over a two-year period to each of four executives participating in the plan.

        We have also adopted a Directors and Secretary Stock Option Plan (the "D & S" Option Plan") for the period September 1, 2000 through August 31, 2001 wherein each director and the secretary are eligible for stock options of 500,000 shares of common stock exercisable at the lowest closing price of the Company's common stock as reported on the OTCBB during the preceding twelve months.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

        Bondy & Schloss, LLP, Infotopia's corporate counsel, owns 1,000,000 shares of the Company's Common Stock.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

            Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Nevada law. The Nevada law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under Section 78.751 of the Nevada General Corporation Law or
(d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

        Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 78.751 of the Nevada General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED AUGUST 31, 2000 AS COMPARED TO THE SIX MONTHS ENDED AUGUST 31, 1999

REVENUES

        The Company recognizes revenues when the goods are shipped to the buyer. Products are occasionally on back order and therefore, the revenues associated with these orders are considered deposits to customer accounts for sales not yet completed.

        During the six months ended August 31, 2000, the Company's net revenues were $1,026,566, an increase of $1,026,566 as compared to the six months ended August 31, 1999. This was due to the fact that the predecessor company, Dr. Abravanel's Formulas Inc., was a startup company that had yet to generate any revenue. During the past six-month period, however, the Company has become a leading provider of retail products sold primarily through infomercials with some available through direct retail. The products are geared to delivery through electronic ordering including television, radio and the Internet. Given so large a buying audience and the "reach" available through these media, the Company has been able to make major inroads in the development of sales during a relatively short period.

OPERATING EXPENSES

        As mentioned earlier, the predecessor company was not fully operational and therefore required relatively small expenditures to operate. Infotopia, on the other hand, went through a major restructuring during this comparable period, redefining its strategic plan to focus primarily on a highly targeted and relatively upscale segment of the retail buying market, fitness enthusiasts. This shift in its business coupled with Infotopia becoming a public company resulted in the Company incurring certain expenses unique to public companies including professional and legal fees. In addition, the Company entered into a variety of licensing agreements designed to enable it to offer premium products in the areas in which the Company had chosen to compete. Thus, General and Administrative Expenses were $5,289,229 for the six months ended August 31, 2000 as compared to $5,182 for the six months ended August 31, 1999.

        Selling and Marketing Expenses were $3,152,199 for the six months ended August 31, 2000 as compared to $0.00 during the comparable period of 1999. Selling and Marketing Expenses are a key component of the Retail Marketing industry and therefore, such expenses will generally comprise a large portion of the Company's total operating expenses. Thus, during the six months ended August 31, 2000, Selling and Marketing Expenses were 32.8% of total operating expenses of $9,614,557. It should also be noted and as discussed below, a major portion of the Selling and Marketing Expenses reflected in the Company's Statement of Operations were incurred during the three month period ended August 31, 2000.

       For the six-month period ended August 31, 2000, the Company incurred an impairment loss of $935,697. This was attributable to a Settlement Agreement entered into by the Company and Cactus Jack's Marketing Corporation ("Cactus Jack"). The Settlement Agreement required that the Company pay cash in an amount of approximately $100,000 to Cactus Jack and in addition, pay the outstanding invoices of certain of Cactus Jack's suppliers and vendors. The Company expensed the entire settlement during the six month period. In addition, the impairment loss includes capitalized expenses related to production costs for certain products licensed to the Company by Dean Tornabene. The Body Rocker infomercial was completely re-edited and reproduced and the Company has chosen to write off the cost of the original production of the Body Rocker infomercial produced by Promoseltzer, Inc.


OTHER EXPENSES

        The Company reported depreciation and amortization expenses of $237,432 for the six month period ended August 31, 2000. These expenses were largely attributable to the amortization of the production costs associated with the Company's videotapes and films used for its infomercials.

NET INCOME (LOSS) BEFORE INCOME TAXES

        For the six month period ended August 31, 2000, the Company had a loss of ($9,333,872) as compared to a loss of ($5,182) during the comparable period of 1999. The Company is a new provider of the products and services that it offers through infomercials and direct product marketing. Therefore, many of the expenses associated with its business during the six-month period ended August 31, 2000 are one-time charges related to startup organizations. Such expenses include the amortization of capital licenses, production costs, professional and legal fees, and management and product consulting fees. The Company believes that as its experience in the business matures and it generates more sales volume, it will generate higher revenues and be profitable.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED AUGUST 31, 2000 COMPARED TO THE THREE MONTHS ENDED AUGUST 31, 1999

REVENUES

        The Company reported revenues of $155,298 for the three month period ended August 31, 2000 as compared to revenues of $0.00 during the comparable period in 1999. As explained above, the predecessor company was a developmental company that was not fully operational. Although Infotopia is still in a developmental stage, its sales performance as of the filing of this financial report is very brisk. In addition, for a number of products, there is a time lag between ordering and the booking of revenues. This is due to the fact that revenues are not booked until the product is actually shipped. In some instances, products may be on back order and therefore, the realization of the revenue may not occur for a significant period of time although the corresponding expense has occurred.

OPERATING EXPENSES

        The Company incurred General and Administrative operating expenses of $4,849,620 for the three months ended August 31, 2000. These expenses consisted primarily of legal and professional services fees related to the Company becoming a reporting company under the Securities and Exchange Act of 1934 (the "Exchange Act") as well as for certain management consulting services rendered to the Company in connection with the restructuring of its overall business strategy.

        The Company reported Selling and Marketing expenses of $3,810,338 for the three months ended August 31, 2000. Most of this category of expense consisted of monies associated with a Settlement Agreement entered into by the Company and Thomas Kernaghan & Co. Limited ("TK"). The former parent company of Infotopia, National Boston Medical, Inc., had assumed the royalty provisions in their agreement with Thomson Kernaghan which Dr. Abravanel's Formulas, Inc. assumed in their share exchange with National Boston Medical, Inc. The Company issued 6,500,000 shares of common stock as settlement of $4,750,000 in potential royalties.

        The Company's Impairment Loss of $935,697 was the result of a Settlement Agreement by and between Cactus Jack's Marketing Corporation which was discussed above in the section regarding the results of operation during the six months ended August 31, 2000 and reclassification of certain expenses associated with the Bradley Becker INFOMERCIAL. All $935,697 was actually incurred during the three-month period ended August 31, 2000.

        Depreciation costs for the three-month period ended August 31, 2000 were $80,527 primarily the result of the amortization of the production costs associated with the Company's development of its infomercials, the key component of the Company's business.

NET INCOME (LOSS) BEFORE INCOME TAXES

        The Company reported a net loss of ($17,799,240) for the three-month period ended August 31, 2000. As mentioned previously there are a number of reasons the Company experienced this loss, including the Company entering into a new business in which the timing of revenues and expenses is not synchronous in terms of when is actually realized. Thus, although there was approximately an additional $2 million dollars in orders that actually took place during the month of August 2000, these revenues could not be recorded on the Company's financial statements as the products had not been shipped to the individual purchasers and retailers. In addition, the Company is still in a startup mode and has had to incur one-time expenses associated with changes in its overall direction, operating philosophy and basic business. Given how brisk business has been with the Company's major products, the Company expects to more evenly foot revenues with costs in the not too distant future.

LIQUIDITY AND CAPITAL RESOURCES

        The Company had cash and cash equivalents at the end of the six months ended August 31, 2000 in the amount of $83,049 as compared with $11,150 for the comparable period in 1999. As of August 31, 2000, the Company had a working capital deficit of $4,704,176 and an accumulated deficit of $21,385,766. The Company's long-term debt consists of notes payable to Flex Marketing Inc., Stock Subscription Agreements and other notes payable.

        The Company currently anticipates existing sources of liquidity and cash to be sufficient to satisfy its operational needs through the next nine months. To make future acquisitions or for other forthcoming similar expenses, the Company may seek to increase the amount of its credit facilities, negotiate additional credit facilities or issue corporate debt or equity securities. Any debt incurred or issued by the Company may be secured or unsecured, fixed or variable rate interest and may be subject to such terms as the Board of Directors of the Company deems prudent. The Company expects any proceeds from such additional credit or sales of securities to be used primarily in the development and marketing of its products. No assurances can be given that the Company will be successful in obtaining any additional credit facilities or in generating sufficient capital from the sale of its securities to adequately fund its operational needs.

        The Company believes that its business is subject to seasonal trends. Sales of the Company's product offerings tend to be very strong during the first five months of the year and very sluggish during the summer months. The Financial Statements for the six months ended August 31, 2000 reflect this seasonality.

        The Company does not believe that inflation had a significant impact on the Company's results of operations for the period presented. On an ongoing basis, the Company attempts to minimize any effects of inflation on its operating results by controlling operating costs, and, whenever possible, seeking to insure that product prices reflect increases in costs due to inflation.

CASH REQUIREMENTS

        We are a Direct Marketing development stage company with operations and revenues. We should reach marginal profitability in our third quarter this fiscal year, but have only limited capital resources. While it is anticipated that revenues will be increasing as per projections, it may be necessary for the Company to seek additional capital over time in order to accomplish our business plan. We believe that it is important to the development of the Company to continually review and develop new projects for all our marketing channels, and we have determined that new funds are highly desirable, and possibly necessary to aggressively approach operations in the year 2001. The following disclosure describes all funding since the six month period ended August 31, 2000.

        On September 7, 2000, the Company executed a Convertible Promissory Note in the principal amount of $10,000, convertible into 60,000 shares of the Company's common stock. The Note was cancelled on September 20, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 8, 2000, the Company executed a Convertible Promissory Note in the principal amount of $10,000, convertible into 60,000 shares of the Company's common stock. The Note was cancelled on September 8, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 11, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $50,000, convertible into 352,500 shares of the Company's common stock. The Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 11, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $12,500, convertible into 88,125 shares of the Company's common stock. The Note was cancelled on September 16, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 11, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $20,000, convertible into 141,000 shares of the Company's common stock. The Note was cancelled on September 18, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 12, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $12,500, convertible into 88,125 shares of the Company's common stock. The Note was cancelled on September 13, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 12, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 12, 2000 upon the Holder's conversion of the of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 13, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 15, 2000, the Company executed two Convertible Promissory Notes each in the principal amount of $25,000, each convertible into 176,250 shares of the Company's common stock. One Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the
Note into shares of the Company's common stock. The other Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock. .

        On September 19, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $4,000, convertible into 10,000 shares of the Company's common stock. The Note was cancelled on September 22, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 19, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $4,000, convertible into 10,000 shares of the Company's common stock. The Note was cancelled on October 3, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 19, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $10,000, convertible into 25,000 shares of the Company's common stock. The Note was cancelled on September 22, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 20, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 20, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $40,000, convertible into 100,000 shares of the Company's common stock. The Note was cancelled on September 20, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 25, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $100,000, convertible into 705,000 shares of the Company's common. The Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On October 3, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on October 4, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On October 3, 2000, the Company executed a Convertible Promissory Note in the principal amount of $50,000, convertible into 352,500 shares of the Company's common stock. The Note was cancelled on October 5, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On October 5, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into176,250 shares of the Company's common stock. The Note was cancelled on October 6, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On October 9, 2000, the Company executed two Convertible Promissory Notes each in the principal amount of $12,500, each convertible into 88,125 shares of the Company's common stock. Both Notes were cancelled on October 9, 2000 upon each Holder's conversion of the outstanding principal amount of the
Note into shares of the Company's common stock.

        On October 18, 2000, 3,000,000 shares were purchased by Canadian Advantage II at $.16666666 per share for a total investment of $500,000.

        On October 24, 2000, 1,625,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited , Inc. at $.20 per share for a total investment of $325,000.

        On October 24, 2000, 2,500,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited , Inc. at $.08 per share for a total investment of $200,000.

        On September 14, 2000, 1,100,000 shares were purchased by Jeff Rackover at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $110,000.

        On September 14, 2000, 1,400,000 shares were purchased by MLJ Management, Inc. at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $140,000.

        On September 14, 2000, 1,380,000 shares were purchased by Corinthian Financier Group at $0.64 per share for a total investment of $880,000.

        On September 14, 2000, 6,500,000 shares were issued to Thomson Kernaghan for the settlement of $4,750,000 worth of potential royalties which were assumed from National Boston Medical, Inc. in the acquisition by Dr. Abravanel's Formula
(DABV) of Infotopia, Inc.; 12,750,000 shares were issued to Thomson Kernaghan for a total of investment of $1,767,500. (3,750,000 shares were subsequently assigned to Oxford Capital; in addition a warrant to purchase 1,000,000 shares of Infotopia, Inc. common stock for $0.138 was also issued.)

        On October 18, 2000, 3,000,000 shares were purchased by Canadian Advantage II at $.16666666 per share for a total investment of $500,000.

        On October 24, 2000, 1,625,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited , Inc. at $.20 per share for a total investment of $325,000.

        On October 24, 2000, 2,500,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited , Inc. at $.08 per share for a total investment of $200,000.

        On September 14, 2000, 1,100,000 shares were purchased by Jeff Rackover at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $110,000.

        On September 14, 2000, 1,400,000 shares were purchased by MLJ Management, Inc. at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $140,000.

        On September 14, 2000, 1,380,000 shares were purchased by Corinthian Financier Group at $0.64 per share for a total investment of $880,000.

        On September 14, 2000, 6,500,000 shares were issued to Thomson Kernaghan for the settlement of $4,750,000 worth of potential royalties which were assumed from National Boston Medical, Inc. in the acquisition by Dr. Abravanel's Formula
(DABV) of Infotopia, Inc.; 12,750,000 shares were issued to Thomson Kernaghan for a total of investment of $1,767,500. (3,750,000 shares were subsequently assigned to Oxford Capital; in addition a warrant to purchase 1,000,000 shares of Infotopia, Inc. common stock for $0.138 was also issued.)

                             DESCRIPTION OF PROPERTY

        Our corporate offices are located at 218 Tearall in Raynham, Massachusetts. Our office space consists of 3,000 square feet at a rental of $2,700 per month. We have a one year lease which terminates on June 30, 2001.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our Common Stock is currently quoted on the OTC Bulletin Board ("OTCBB") under the symbol "IFTP." In April 2000, Infotopia was acquired by Dr. Abravanel's Formulas, Inc. ("Dr. Abravanel's"), a Nevada Company trading on the OTCBB under the symbol "DABV." Pursuant to a Plan of Exchange by and between Dr. Abravanel's and Infotopia, Dr. Abravanel's would acquire 100% of the outstanding stock of Infotopia in exchange for the common stock of Dr. Abravanel's. On April 26, 2000, the name Dr. Abravanel's was changed to Infotopia and the stock symbol became IFTP.

        The following table sets forth the range of the high and low closing bid prices per share of our Common Stock during each of the calendar quarters identified below. These bid prices were obtained from the National Quotation Bureau and do not necessarily reflect actual transactions, retail markups, markdowns or commissions. Based on the very limited public float and trading in our Common Stock, we believe that such data is anecdotal and may bear no relation to the true value of our Common Stock or the range of prices that would prevail in a liquid market.

        The high and low bid sales prices for the equity for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included are as follows:

Year        Quarter    High Bid    Low Bid   Year   Quarter  High Bid   Low Bid
1998        4th        N/A*        N/A*      1999   4th      .0625**     .0625
1999        1st        N/A*        N/A*      2000   1st      .0625       .0625
1999        2nd        N/A*        N/A*      2000   2nd      .5          .0625
1999        3rd        N/A*        N/A*      2000   3rd      .99         .09



* Infotopia's securities were not listed on the Over-the-Counter Bulletin Board until the fourth quarter of 1999.

** Started trading on October 19, 1999.

** Stock symbol was DABV until second quarter 2000.




                             EXECUTIVE COMPENSATION

                           Summary Compensation Table


                                                                                                   LONG TERM COMPENSATION
                                                        ANNUAL COMPENSATION                       AWARDS              PAYOUTS
                                                                               OTHER            RESTRICTED           ALL OTHER
NAME AND PRINCIPAL                                                             ANNUAL             STOCK             COMPENSATION
POSITION                          YEAR       SALARY           BONUS         COMPENSATION         AWARDS(9)
-----------------------           ----       ------           -----         ------------         ---------
Elliot Abravanel, CEO,            1998      $0(4)               -                -                 -                     -
President
Mark Delott, Director,            1998      $0(4)               -                -                 -                     -
Vice President

Elliot Abravanel, CEO,            1999      $0(4)               -                -                 -                     -
President
Mark Delott, Director,            1999      $0(4)               -                -                 -                     -
Vice President

Elliot Abravanel, CEO,            2000      $0(4)               -                -                 -                     -
President
Mark Delott, Director,            2000      $0(4)               -                -                 -                     -
Vice President(1)

Daniel J. Hoyng, CEO(2)           2000      $175,000        $20,000              -                (5)                    -
Ernest Zavoral,                   2000      $165,000        $20,000              -                (6)                    -
President(2)
Marek Lozowicki,                  2000      $100,000        $12,000              -                (7)                    -
Secretary, Treasurer
Clinton Smith(2)                  2000      $0                                                   $568,750(8)
Tony Ferracone(3)                 2000      $90,000
Lisa Ulshafer                     2001      $75,000
Robert Tilton                     2001      $75,000
Alan Ricks                        2001      $75,000
William Gross                     2001      $75,000


(1) On April 25, 2000, the Company accepted the resignation of Mr. Mark Delott as a member of the board of the directors and as an officer of the Company.

(2)On April 25, 2000, the Company accepted the resignation of Dr. Elliot Abravanel as CEO and President of the Company and Mr. Dan Hoyng was appointed CEO. Ernest Zavoral was appointed as President and Clinton Smith was appointed to the Board of the Company.

(3) Tony Ferracone resigned as a Director of the Company on October 3, 2000.

(4) In lieu of compensation for services performed on behalf of the Company since its inception, Dr. Abravanel and Mr. Delott participated in a Rule 701 Compensatory Benefit Plan whereby each of those individuals was allowed to purchase 750,000 shares of the Company's common stock at par value or $0.001 per share ($750). The foregoing individuals entered into the Rule 701 Compensatory Benefit Plan in April of 1998 although the shares were not actually purchased until August of 1998.

(5) Consists of 111,200 shares valued at $______ awarded on April 26, 2000 and 1,500,000 shares valued at $0.8125 awarded on September 13, 2000.

(6) Consists of 106,788 shares valued at $______ awarded on April 26, 2000 and 1,300,000 shares valued at $0.8125 awarded on September 13, 2000.

(7) Consists of 75,000 shares valued at $______ awarded on April 26, 2000 and 1,000,000 shares valued at $0.8125 awarded on September 13, 2000.

(8) Consists of 700,000 shares valued at $0.8125 awarded to Mr. Smith on September 13, 2000.

(9) As of the end of the last fiscal year there was __________ restricted shares valued at ________. No dividends will be paid on any of the restricted stock.

                              FINANCIAL STATEMENTS

        Unaudited financial statements as of August 31, 2000, and for the six-month period then ended.

                                 INFOTOPIA, INC.
                                 BALANCE SHEETS
                                    UNAUDITED


                                                                                        At                          At
                                                                                February 29, 2000            August 31, 2000
                                                                               --------------------      ----------------------


            CURRENT ASSETS

                        Cash and cash equivalents                                $    83,049                    $2,838
                        Accounts receivable, net of allowance for
                        doubtful accounts of $27,000                               1,239,325                       525
                        Inventory                                                    820,778                    11,745
                        Prepaid expenses and other current assets                  2,581,073                         0
                                                                               -------------                 ---------

                                    Total current assets                           5,646,896                    15,108

PROPERTY AND EQUIPMENT, less
            accumulated depreciation and amortization
            of $193,472 and $182,154                                                 191,372                         0
CAPITALIZED PRODUCTION COSTS, less
            accumulated amortization of $745,286                                           0                         0
OTHER ASSETS
            Licenses and other intangibles, less accumulated
            amortization of $646,730                                          --------------                  ---------

            TOTAL ASSETS                                                          $5,878,645                    $15,108

CAPITALIZED PRODUCTION COSTS, less


                                 INFOTOPIA, INC.
                                 BALANCE SHEETS

                                    UNAUDITED

                                                                   For the period ended           For the period ended
                                                                      August 31, 2000                February 29,2000
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
            Due to related party                                       $                             $
            Accounts payable and accrued expenses                        6,690,124                          0
            Current maturities of long-term debt                         1,510,949                          0
            Current maturities of notes payable
            stockholders                                                    54,989                          0
            Deferred revenue, current portion                            1,172,339                          0
                                                                       -----------                     -----------
            Total current liabilities                                    9,428,401                          0

LONG TERM LIABILITIES                                                       37,092                          0
                                                                       -----------                     -----------
                                                                         9,465,493                          0

STOCKHOLDERS' EQUITY
            Common stock - 8/31/00:$.001 par
            value, 100,00 shares authorized;
            53,308,902 shares issued and outstanding;                       53,309                          -
            Common stock - 2/29/00: $.001 par value,
            shares authorized; 40,000,000; shares issued
            and outstanding                                                                          $   12,841
            Additional paid-in-capital                                 $17,745,610                       38,333

            Accumulated deficit                                        (21,385,766)                     (36,066)
                                                                      ------------                   ------------
            Total stockholders' equity                                  (3,586,847)                      15,108
                                                                      ------------                   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 5,878,645                   $   15,108
                                                                      ============                   ============

                                 INFOTOPIA, INC.
                             STATEMENT OF OPERATIONS

                                    UNAUDITED


                                                 For the six month period ended                For the three month period ended
                                              ------------------------------------           -------------------------------------
                                              August 31, 2000      August 31, 1999           August 31, 2000       August 31, 1999
                                              ---------------      ---------------           ----------------      ---------------
REVENUE
            Sales, net of returns
            and allowances of $0,
            $0,$64,986 and $0                   $1,026,566             $       0               $   155,298             $      0
COST OF SALE                                       400,697                     0                    27,745                    0
                                               -----------             -----------             ------------            -----------
GROSS PROFIT                                       625,869                     0                   127,553                    0
                                               -----------             -----------             ------------            -----------
OPERATING EXPENSES
            General and
            administrative                       6,185,014                 5,182                 4,849,020                2,303
            Selling and marketing                4,152,199                     0                 3,810,338                    0
            Impairment Loss                        935,697                                         935,697
            Depreciation and
            amortization                           237,432                     0                    80,527                    0
                                               -----------             -----------             ------------            -----------
Total operating expenses                        11,510,342                 5,182                 9,675,582                2,303
                                               -----------             -----------             ------------            -----------
LOSS FROM OPERATIONS                           (10,884,473)                5,182                (9,548,029)              (2,303)
OTHER EXPENSES
            Interest expense                       198,188                     0                        0                     0
                                               -----------             -----------             ------------            -----------
LOSS BEFORE INCOME TAXES                       (11,082,661)               (5,182)               (7,799,240)              (2,303)

INCOME TAXES                                             0                (1,963)                       0                  (483)
                                               -----------             -----------             ------------            -----------
NET LOSS                                      $(11,082,661)            $  (3,219)              $ (7,799,240)           $ (1,820)
                                              ============             ===========             ============            ===========

Basic and diluted loss per share

Weighted average shares outstanding

                                 INFOTOPIA, INC.
                             STATEMENT OF CASH FLOWS
            For the periods ended August 31, 2000 and August 31, 1999
                                    UNAUDITED

                                                        For the six month periods ended
                                                 ---------------------------------------------
                                                   August 31, 2000          August 31, 1999
                                                 --------------------     --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net (loss)                                    $(11,082,661)                   $(3,219)
       Adjustments to reconcile net
       (loss) to net cash provided by
       (used in) operating activities
            Depreciation and amortization               237,432
            Impairment Loss                             935,697
            Increase in deferred taxes                                              (1,963)
     Changes in assets and liabilities
            Accounts receivable - trade              (1,208,535)
            Inventory                                  (625,247)
            Prepaid expenses                         (2,779,513)
            Common stock issued for services          8,303,288
            Accounts payable and accrued expenses       541,038
                                                   ------------               ------------
Net cash provided by operating activities            (2,052,648)                    (5,182)
                                                   ------------               ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                (250,490)
     Licenses and other intangibles                    (114,008)
                                                   ------------               ------------
Net cash used in investing activities                  (364,498)                         0
                                                   ------------               ------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Note Receivable                                       (525)
     Proceeds from issuance of debt                   1,190,000
     Payments on debt                                  (733,629)
     Payment of special distribution                                               (19,475)
     Proceeds from stock subscriptions               (2,039,245)
     Common stock offering costs                                                    (7,375)
                                                   ------------               ------------
Net cash provided (used in) financing activities      2,495,616                    (27,375)
                                                   ------------               ------------
NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                     78,470                    (32,557)
                                                   ------------               ------------
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD           4,579                    (43,707)
                                                   ------------               ------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                83,049                     11,150
                                                   ============               ============
SUPPLEMENTAL INFORMATION
     Interest paid                                 $          0
     Income taxes paid                             $          0

                                 INFOTOPIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTH PERIOD ENDED AUGUST 31, 2000
                                   (UNAUDITED)



NOTE 1 - Summary of significant accounting policies

a)      Organization and Basis for Presentation
        INFOTOPIA, INC. (Formerly Flex Marketing, Inc. (OH)) (the "Company" or "Infotopia") was incorporated under the laws of Ohio in September 11, 1997. The company was acquired by National Boston Medical, Inc. (NV) in a share exchange agreement executed on November 21, 1998. On April 25, 2000 Abravanel's Formulas, Inc. (DABV) acquired Infotopia, Inc. (a wholly owned subsidiary of National Boston Medical, Inc. in which 100% of the outstanding stock of Infotopia, Inc. was exchanged for common stock of DABV. As a result of the plan of the exchange, Dr. Abravanel's Formulas, Inc. changed its name to Infotopia, Inc.

b)      Business Operations
        The Company's mission is to produce, market and distribute an expanding line of high quality, innovative health fitness and consumer products. Infotopia seeks out products that deliver superior value, outstanding equality and competitive prices to best satisfy customer demand. The Company markets its products to consumers through a variety of marketing channels including INFOMERCIALs, distribution alliances and the Internet in the development, marketing, advertising and selling of innovative wellness products through direct marketing and response efforts.

c)      Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

d)      Revenue Recognition
        Infotopia recognizes product revenues upon shipment to the customer. Products are often back-ordered and are not shipped immediately. The Company recognizes these cash receipts as customer deposits for sales that have yet to be completed.

e)      Cash and Cash Equivalents
        The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

f)      Concentration of Credit Risk
        The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the period.

g)      Accounts Receivable
        For financial reporting purposes, the Company utilizes the allowance method of accounting for doubtful accounts. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The allowance is based on an experience factor and review of current accounts receivable. Uncollectible accounts are written off against the allowance for accounts when deemed uncollectible.

h)      Inventory
        Inventories consisted primarily of component parts and finished goods, which are valued at the lower of cost or market on the first-in, first-out (FIFO) basis.

i)      Property and Equipment
        Property and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of five to seven years.

        Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to operations.

j)      Capitalized Production Costs
        SFAS No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films" requires capitalization of production costs and is to be amortized over the useful life of the program.

k)      Intangibles
        Intangibles consist of goodwill, formula and license costs. Goodwill represents costs in excess of net assets acquired in connection with businesses acquired. Goodwill is being amortized over 15 years. License acquisition costs are being amortized over their expected useful lives or 3 years.

        Should events or circumstances occur subsequent to the acquisition of a business which brings into question the realizable value or impairment of the related goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make adjustments, if required. The Company's principal consideration in determining an impairment includes the strategic benefit to the Company of the particular assets as measured by undiscounted current and expected future operating income of that specified group of assets and expected undiscounted future cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related goodwill exceeds the fair market value of that goodwill as determined by valuation techniques available in the circumstances.

l)      Income Taxes
        Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

m)      Offering Costs
        Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

n)      Fair Market Value of Financial Instruments
        The carrying values of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and income taxes payable approximate fair market value due to the relatively short maturity of these instruments. The fair market value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair market value of long-term borrowings approximates the carrying amounts at August 31, 2000.

o)      Long-lived Assets
        Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair market value of the assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair market value less cost to sell.

p)      Stock-Based Compensation
        The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

NOTE 2 - PREPAID EXPENSES

        Prepaid expenses are summarized as follows:


                                                                      Aug 31, 2000
                                                                      ------------
     Legal and professional services                                    $2,502,072
     Capital development fee                                                65,001
     Royalties and other deposits                                           14,000
     Inventory                                                                   0
                                                                        ----------
          Total prepaid expenses                                        $2,581,073
                                                                        ==========


NOTE 3 - PROPERTY AND EQUIPMENT

        Property and equipment is summarized as follows:


                                                                      Aug 31, 2000      Feb 29, 2000
                                                                      ------------      ------------
     Warehouse equipment and molds                                        $167,789
     Computer equipment and software                                       148,033
     Furniture and office equipment                                         44,022
     Leasehold improvements                                                 11,360
     Vehicles                                                               13,641
                                                                          --------
                                                                          $384,845
     Less: accumulated depreciation and amortization                       193,473
                                                                          --------
     Property and equipment, net                                          $191,372
                                                                          ========


        Depreciation expense for the quarter ended August 31, 2000 was $16,868 and for the six month period was $90,726.

NOTE 4 - CAPITALIZED PRODUCTION COSTS

        Capitalized production costs are summarized as follows:


                                                      Aug 31, 2000
                                                      ------------
     Cactus Jack production                               $286,636

     Dean Tornabene (DTCP) production                      458,650
                                                          --------
                                                          $745,286
     Less: impairment loss                                 679,033
     Less: accumulated amortization                         66,253
                                                          --------
     Capitalized production costs - net                   $      0
                                                          --------


        Production cost amortization for the quarter ended August 31, 2000 was $18,056 and $46,529 for the six month period. For the quarter ended August

        31, 2000, the production costs relating to Cactus Jack was written off due to the discontinuation of product lines and the settlement agreement with Cactus Jack. Since the Body Rocker infomercial was completely re-edited and reproduced, the Company has chosen to write off the cost of the original production of the Body Rocker infomercial produced by Promoseltzer, Inc.

NOTE 5 - INTANGIBLES

        Intangibles are summarized as follows:

                                                    Aug 31, 2000
                                                    ------------
     Goodwill                                         $1,047,278
     Cactus Jack products                                330,000
     DTCP products                                       232,500
                                                      ----------
                                                      $1,609,778
     Less: accumulated amortization                      381,066
     Less:  impairment loss                              265,664
                                                      ----------
     Total intangibles - net                            $963,048
                                                      ==========


        Amortization expense for the period was $45,603 for the quarter ended August 31, 2000 and $100,177 for the six months ended August 31, 2000.

        NOTE 6 - LONG-TERM DEBT

        Long-term debt consists of the following:


                                                      Aug 31, 2000
                                                      ------------
     Flex Marketing Inc. Notes Payable                    $150,247
     Stock subscription agreements                       1,190,000
     Other Notes Payable                                   197,468
                                                        ----------
                                                        $1,537,715
     Less: Current Portion                               1,510,949
                                                        ----------
     Total Long-term debt - net                            $26,766
                                                        ==========

       The stock subscriptions were converted to common stock in September, 2000.

NOTE 7 - NOTES PAYABLE TO STOCKHOLDERS AND AFFILIATES

        The Company has an aggregate of $54,989 due to stockholder loans which arose from the parent's acquisition of various entities.

NOTE 8 - ACCOUNTS PAYABLE

        Accounts payable and accrued expenses consist of the following:


                                                                      Aug 31, 2000
                                                                      ------------
     Accounts payable - regular trade                                   $1,904,482
     Accrued liabilities                                                 3,545,233
     Accounts payable related to Torso Tiger Agreement                   1,240,409
                                                                        ----------
                                                                        $6,690,124
                                                                        ==========

NOTE 9 - DEFERRED REVENUE



NOTE 10 - INCOME TAXES

        At August 31, 2000, the Company had net carry-forward losses of approximately $17,380,000. Because of the current uncertainty of realizing the benefit of the tax carry-forwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry-forwards depends predominantly upon the Company's ability to generate taxable income during the carry-forward period.

        Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax asset and liabilities are as follows:


     Deferred Tax Assets
       Loss Carry-forwards                                        $7,855,500
       Less: Valuation allowance                                  (7,855,500)
                                                                  ----------
     Net Deferred Tax Assets                                      $     --
                                                                  ==========

      Net operating loss carry-forwards expire starting in 2007 through 2019. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 11 - CAPITAL STOCK TRANSACTIONS

        From June 1, 2000 through August 2000, the following shares of common stock were issued for the reasons stated. The beginning balance at June 1, 2000 was 19,555,402. At the end of the period there were 53,308,902 shares issued and outstanding.

        On July 10, 2000, 8,330,000 shares were issued to Mark Levine and Dave Richmond to provide ongoing management and consulting for the Torso Tiger campaign. This payment represents full and complete payment until such time as the Torso Tiger Company is discontinued.

        On July 14, 2000 3,500 shares were issued to Promoseltzer. There shares were required per their production agreement for the BodyRocker INFOMERCIAL.

        On July 27, 2000, 420,000 shares were issued to First Equity Capital as compensation for their services relating to the issuance of promissory notes with warrants.

        On August 11, 2000, 600,000 shares were issued to Bondy & Schloss for their SEC legal services; 3,000,000 shares were issued to Jeffrey E. Jacobson for patent, copyright and trademark reviews and production of all current and future Infotopia, Inc. products; 1,300,000 shares were issued to Dean Tornabene for his consultation as to the development of his BodyRocker and BunRocker.

        On August 16, 2000, 500,000 shares were issued to Rose Del Prince and Charles Perez, designees of Dean Tornabene, for the licensing rights of the BodyRocker.

        On August 21, 2000, 3,000,00 shares were issued to Jeffrey E. Jacobson (these shares were issued in error and subsequently cancelled in September) for legal services; 2,500,000 were purchased by J.B. Marc and Associates, Inc. at $0.39 per share for an investment of $966,905.

        On August 25, 2000, 3,800,000 shares were issued to Adam MacDonald for marketing consultation, including, but not limited to, ongoing day to day management of INFOMERCIAL campaigns; 1,500,000 shares were issued to Bruce E. Colfin for legal services.

        On August 31, 2000, 2,000,000 shares were issued to Lakeside Management to provide investor relations.

        During this period the company issued promissory notes for a total value of $1,190,000. The company issued 8,389,500 warrants at an average price of $0.14. These warrants were subsequently converted to Common Stock in October.

NOTE 12 - GOING CONCERN

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of August 31, 2000, the Company has a working capital deficit of $4,704,176 and an accumulated deficit of $21,385,766. Based upon the Company's plan of operation, the Company estimates that existing resources, together with funds generated from operations, and funds generated in subsequent transactions will be sufficient to fund the Company's working capital. The Company is actively seeking additional equity and debt financing to fund inventory, media and future production expenses. If the Company is unable to obtain such financing, the Company will be forced to scale back operations, which would have an adverse effect on the Company's financial condition and results of operation.

NOTE 13 - SUBSEQUENT EVENTS

        On September 13, 2000, 2,200,000 common stock shares (shares) were issued to AT Development Trust for investor relations and financial consulting; 3,800,000 shares were issued to employees per their employment contracts; 700,000 shares were issued to Clinton Smith for his services as a director of Infotopia, Inc.

        On September 14, 2000, 1,100,000 shares were purchased by Jeff Rackover at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $110,000.

        On September 14, 2000, 1,400,000 shares were purchased by MLJ Management, Inc. at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $140,000.

        On September 14, 2000, 1,380,000 shares were purchased by Corinthian Financier Groupe at $0.64 per share for a subscription agreement for a total investment of $880,000. (This subscription agreement replaced a previously completed subscription agreement at $1.00 per share and reflected an adjustment due to the significant reduction in the price per share of Infotopia, Inc.); 500,000 additional shares were issued in error and subsequently cancelled.

        On September 14, 2000, 4,000,000 shares were issued to Modern Media per the terms of the July 31, 2000 licensing agreement for the Torso Tiger.

        On September 14, 2000, 2,640,000 shares were issued to certain employees for repayment of expenses and prepaid expenses.

        On September 14, 2000, 36,590 shares were issued to Scott Evans for settlement of debt.

        On September 14, 2000, 150,000 were issued to two members of the administrative staff of Infotopia, Inc. per terms of their employment agreements.

        On September 14, 2000, 6,500,000 shares were issued to Thomson Kernaghan for the settlement of $4,750,000 worth of potential royalties which were assumed from National Boston Medical, Inc. in the acquisition by Dr. Abravanel's Formula (DABV) of Infotopia, Inc.; 12,750,000 shares were issued to Thomson Kernaghan for a total of investment of $1,767,500. (3,750,000 shares were subsequently assigned to Oxford Capital, in addition a warrant to purchase 1,000,000 shares of Infotopia, Inc. common stock for $0.138 was also issued.) (Of the $1,767,500 the company has received $1,383,800 and the balance of 383,700 will be paid upon effectiveness of the SB-2 registration.)

        On September 14, 2000, 500,000 shares were issued to Triad, Inc. in exchange for the forgiveness of their promissory notes valuing $150,000.

        On September 21, 6,200,000 shares were issued to Robert Pierce for consulting services for the World Wide Web and Internet projects; 1,500,000 shares were issued to Bruce Colfin for legal services.

        On October 5th Thomson Kernaghan converted their one million warrants to Common Stock of the Company for $138,000 which is payable upon effectiveness of the Registration Statement.

        On October 12, 2000, 1,500,000 shares were issued to First Equity Capital as compensation for their services relating to the issuance of promissory notes with warrants.

        During this period the company issued promissory notes for a total value of $823,000. The company issued 5,553,250 warrants at an average price of $0.15. These warrants were subsequently converted to Common Stock in October.

        On October 16, 2000 the company entered into an agreement with Thomson Kernaghan for an option to purchase 3,000,000 shares of common stock for $500,000 at $0.16 per share. (The $500,000 will be utilized to provide a loan to National Boston Medical, Inc. This loan, along with consideration from other creditors will allow National Boston Medical, Inc. to submit a reorganization plan to the bankruptcy courts in order to come out of their Chapter 11 Bankruptcy.)

        On October 18, 2000 the Company entered into an agreement with Thomson Kernaghan for an option to purchase 4,000,000 shares of Common Stock for $800,000 at .20 per share, payable upon effectiveness of an SB-2 registration of said option.

        On October 20, 2000 the Company entered into an agreement with Capacity Unlimited for an option to purchase 4,125,000 shares of Common Stock for $525,000 at .127 per share, $200,000 payable on October 24th and the balance upon effectiveness of an SB-2 registration of said option.

        On October 22, 2000 the Company entered into an agreement with various consultants for 4,155,000 options for Common Stock in exchange for services. These options are cashless options and the Company will receive services in lieu of cash.

        The Company has utilized the proceeds from the various stocks and option issuances to retire the Company's entire short and long term debt excluding, one $50,000 promissory note. The Company has subsequently invested $1,100,000 additional capital into the Torso Tiger campaign to fund additional inventory requirements to meet the high sales demand for the Torso Tiger. (The Company has averaged approximately $1,000,000 in orders per week since the inception of the Torso Tiger campaign on August 18th, 2000.)

        On October 1, 2000 the Company reached a settlement agreement with Cactus Jack's Marketing Corporation and Jack E. Barringer, Cactus Jack's Marketing Corporation and Jack E. Barringer had previously filed a lawsuit and asked for damages of $5,000,000 on a variety of complaints. The lawsuit was dropped in exchange for $100,000.00 and the return of all remaining inventories of Cactus Jack's products to Cactus Jack's Marketing Corporation.

        On October 12, 2000 the Board of Directors with majority consent from shareholders approved the increase of authorized shares to 190 million common and 10 million preferred.

        On September 18, 2000, the Company entered into a Settlement Agreement with Scott Evans for settlement of debt of $60,977 by $50,000 in cash and the residual in 36,590 shares of common stock of Infotopia.

                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheet of Dr. Abravanel's Formulas, Inc. ( A Development Stage Company) as of February 29, 2000, and the related statements of operations, shareholder's equity and cash flows for the year ended February 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. The financial statements of Dr. Abravanel's Formulas, Inc. from inception on April 28, 1998 to February 28, 1999, were audited by other auditors whose report dated March 5, 1999, expressed an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion. In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Abravanel's Formulas, Inc. as of February 29, 2000, and the results of its operations, shareholder's equity and cash flows for the year ended February 29, 2000, in conformity with generally accepted accounting principles.

/s/ Randy Simpson CPA PC

Randy Simpson, CPA, P.C.
A Professional Corporation

April 20, 2000
Sandy, Utah

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                     ASSETS

                                                 February 29,
                                                    2000
Current Assets
 Cash                                             $  2,838
 Officer receivable                                    525
 Samples and supplies                               11,745
   Total current assets                             15,108

Other Assets
 Deferred taxes receivable                           9,810
 Valuation allowance - Deferred taxes               (9,810)
   Total other assets                                   --

   Total Assets                                   $ 15,108

                      LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
 Accounts payable and accrued liabilities         $     --
   Total current liabilities                            --

Shareholders' equity (note 3)
 Common Stock, $.001 Par Value
 authorized 40,000,000 share; 12,841,353
 shares issued and outstanding                      12,841
 Paid in Capital                                    38,333
 Accumulated deficit                               (36,066)
   Total Equity                                     15,108
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $ 15,108

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 29, 2000
       AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29, 2000


                                                                   Period from
                                                Period from        Inception
                                                 Inception         (April 28,
                              Year Ended      (April 28, 1998)      1998) to
                             February 29,      to February 28,     February 29,
                                 2000             1999                2000
Sales                          $     --                             $     --
Cost of sales                        --                                   --

Gross profit                         --                                   --

Costs and Expenses:
  General administrative          8,307             26,714            22,231
  Sample costs/product            1,045                 --            13,835
    Total Expenses                9,352             26,714            36,066

      Net Loss                   (9,352)                             (36,066)

Income Tax Provision:
  Deferred tax benefit           (4,200)            (5,610)               --
  Income tax benefit -            9,810                 --                --
  reversal - allowance
    Total income tax              5,610             (5,610)               --
      expense (benefit)

      Net Loss                 $(14,962)          $(21,104)         $(36,066)

Net loss before income
  taxes per share
  (note 1 )                    $  (0.01)          $  (0.01)
Net loss per share             $  (0.01)          $  (0.01)
 (note 1)

Weighted average common
  shares
  (in thousands)                 12,841             10,374
(note 1)



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF SHAREHOLDER'S EQUITY
                      FOR THE YEAR ENDED FEBRUARY 29, 2000
        AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29, 2000


                                                Twelve Month     Period from Inception
                                                Period Ended      (April 28, 1998) to
                                              February 29,2000     February 29, 2000
       Beginning Balance                           62,107                    --
Issuance of common stock:
 10,000,000 shares on 4/28/98
(issued as partial consideration for product
 formulas; valued at stock par value)                                    10,000
 25,000  shares on 6/15/98                                                  250
 53,500  shares on 6/15/98                                                8,025
 100,000 shares on 7/10/98                                               15,000
 10,000  shares on 7/16/98                                                  100
 40,000  shares on 7/16/98                                                6,000
 135,000 shares on 7/23/98                                                1,350
 233,461 shares on 7/23/98                                               35,019
 27,500  shares on 7/30/98                                                  275
 33,500  shares on 7/30/98                                                5,025
 25,000  shares on 8/18/98                                                  250
 81,667  shares on 8/18 98                                               12,250
 750,000 shares on 8/20/98                                                  750
 60,600  shares on 8/21/98                                                9,090
 100,000 shares on 8/21/98                                                1,000
 137,500 shares on 8/25/98                                                1,375
 173,000 shares on 8/25/98                                               25,950
 750,000 shares on 8/26/98                                                  750
 40,000  shares on 8/31/98                                                  400
 10,000  shares on 9/04/98                                                1,500
 55,625  shares on 9/18/98                                               10,500
Special distribution                              (19,475)              (60,000)
Common stock offering costs                       (12,562)              (33,685)
      Net loss                                    (14,962)              (36,066)
    Balance at February 29, 2000                   15,108                15,108

          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                          YEAR ENDED FEBRUARY 29, 2000
       AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29, 2000


                                                  Year Ended       Period from      Period from
                                                 February 29,       Inception        Inception
                                                     2000          (April 28,        (April 28,
                                                                    1998) to          1998) to
                                                                  February 29,      February 29,
                                                                      2000              2000
Cash Flows used in Operating Activities:
Net loss                                           $(14,962)       $ (21,140)       $ (36,066)
Adjustments to reconcile net
  loss to net cash used in operating
  activities :
 Valuation allowance to                               5,610           (5,610)              --
   eliminate deferred tax asset
      Net cash used by operating activities          (9,352)         (26,750)         (36,066)

Changes in Assets and Liabilities:
 Advance to officer                                    (525)                             (525)
 Increase (decrease) in prepaid supplies              1,045          (12,790)         (11,745)
     Net cash used by operations                     (8,832)         (12,790)         (48,336)

Cash Flows from Financing Activities:
 Issuance of common stock                                --          134,859          134,859
 Common stock offering costs                        (12,562)         (21,123)         (33,685)
 Return of capital to founders                      (19,475)         (30,525)         (50,000)
   Net cash (used) from financing activities        (32,037)          83,211           51,174

 Net (decrease) increase in cash                    (40,869)          83,211            2,838
    Cash, at Beginning of Period                     43,707               --               --
          Cash, at End of Period                   $  2,838        $  43,707        $   2,838

Supplemental Cash Flow Disclosures:
  Interest paid                                    $     --        $      --        $      --
  Income taxes paid                                $     --        $      --        $      --
Non Cash Transactions:

On April 28, 1998, 10,000,000
  shares of common stock were issued
  to founders for formulas contributed
  to the Company                                                                    $  10,000

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Nature of business and summary of significant accounting policies

Nature of business - Dr. Abravanel's Formulas, Inc. was incorporated on April 28, 1998, in the state of Nevada. The Company was formed as a nutritional supplement development and marketing corporation. The Company has developed products specifically for the reduction or elimination of cravings in people.

As a development stage company, management's efforts have been in product development and marketing strategies.

Basis of presentation - The financial statements have been prepared in conformity with generally accepted accounting principals.

Inventories - Inventories, which at February 29, 2000, consisted primarily of production supplies, are stated at the lower of cost or market determined on the first-in, first-out (FIFO) basis.

Intangibles - Start-up costs, research and development costs and formula costs are charged to the expense in the period incurred.

Income taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

Per share information - Per share information has been computed using the weighted average number of common shares outstanding during the period.

Note 2 - Contract payable

Effective on April 28, 1998, the Company agreed to give 10,000,000 shares of common stock, with a par value of $10,000, and $50,000 in cash. The stock was issued on April 28, 1998, and the cash was paid in installments of $30,525 in 1998 and $19,475 in March 1999.

Note 3 - Shareholders equity

Voting rights and powers - Common stock shall be entitled to cast thereon one
(1) vote in person or by proxy for each share of the common stock standing in his name.

Dividends and distributions -

a) Cash dividends - subject to the rights of holders of preferred stock, holders of common stock shall be entitled to receive such cash dividends as may be declared thereon by the board of directors from time to time out of assets or funds of the Corporation legally available thereof;

b) Other dividends and distributions - The board of directors may issue shares of the common stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the common stock;

c) Other rights - Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Amended Articles of Incorporation, each share of the common stock shall have identical powers, preferences and rights, including rights in liquidation;

Preferred stock - The powers, preferences, rights, qualifications, terms, limitations and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the board of directors in its sole discretion, authority to do so being hereby expressly vested in the board.

Transfer restrictions - No sale, offer to sell, or transfer of any common stock issued shall be made unless a registration statement under the Federal Securities Act of 1933, as amended with respect to such shares is then in effect or an exemption from the registration requirements of said act is then in fact applicable to said shares. In addition, all common stock issued at $.01 (500,000 shares) may not be sold, offered for sale, or transferred unless approved and authorized in writing by the Company's board of directors.

Note 4 - Income Taxes

As of February 29, 2000, the company has available net operating loss carryforwards of approximately $39,000. These carryforwards will expire in the years 2014 and 2015. As of February 29, 2000, the Company recognized a deferred tax asset amounting to $8,260 from its loss carryovers.

Note 5 - Contingencies

The Company is dependent on Dr. Elliot Abravanel for the development and marketing of the Company's product line.

Note 6 - Private placement memorandum and filings with the SEC

As of February 29, 2000, 1,341,353 shares of common stock have been issued through the Company's private placement offerings. The Company has applied for and received the CUSIP number for the or the Company's publicly traded shares. The Company, through its sponsoring market maker Equitrade Securities, Inc., filed Form 211 on July 21, 1999, for listing its shares on the OTC Electronic Bulletin Board. The Company has received two sets of comments from OTC Bulletin Board examiners and responded to them. The Company filed with SEC on December 10, 1998, and this filing became effective February 8, 1999. The SEC has notified the Company that all questions and comments have been cleared.

Note 7 - Equity Funding

The Company anticipates the need for additional capital to launch its product line. Management may elect to sell additional equity, debt or enter into partnerships to fund its financial needs. Currently, the Company has developed its first product, "Replen 100 for Vibrant Health", and has a limited inventory of this product.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

The Company's former accountant, Balmer and Nelson resigned on April 14, 2000; the Company engaged a new accountant on that same date: Randy R. Simpson, C.P.A. P.C.. The change in accountants was reported in a Report on 8K which was filed with the Securities and Exchange Commission on April 19, 2000. There were no disagreements with the Company's former accountants which would require further disclosure under this Item 8.

                                  LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Bondy & Schloss LLP, New York, New York.

                                     EXPERTS

        The financial statements of Infotopia, Inc., for the year ended February 29, 2000 have been audited by Randez Simpson P.C., Certified Public Accountants, and have been included in this prospectus in reliance upon the report of such firm and upon their authority as experts in accounting and auditing.

        You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer and/or solicitation is unlawful.

                       WHERE CAN YOU FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

                                34,745,000 SHARES

                                 INFOTOPIA, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                JANUARY __, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Nevada General Corporation Law (the "NGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The NGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification may be made, if a judgment or other final adjudication establishes such director or officers' actions or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a director held liable for an unlawful distribution, as defined by the NGCL; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of shareholder.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.


           SEC Registration Fee..............................  $  1,389.80
           Printing and Engraving Expenses...................     4,000.00
           Legal Fees and Expenses...........................    40,000.00
           Accounting Fees and Expenses......................    10,000.00

           Total.............................................  $ 55,389.80

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Subsequent to the Plan of Exchange dated April 25, 2000, Balmer and Nelson resigned as the independent accountant for Dr. Abravanel's. Balmer & Nelson previously audited the balance sheet of Dr. Abravanel's as of February 28, 1999 and the related statements of operations, stockholders' equity, and cash flows for the period from April 28, 1998 (inception) through February 28, 1999. Balmer and Nelson has not issued an adverse opinion or a disclaimer of opinion, nor has any report during the past year been qualified or modified as to uncertainty, audit scope, or accounting principles. During Dr. Abravanel's most recent fiscal year, and any subsequent interim period preceding the resignation of Balmer and Nelson, there were no disagreements with Balmer and Nelson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During Dr. Abravanel's most recent fiscal year and any subsequent interim period preceding this change in certified accountants:

        (A) Balmer and Nelson did not advise Dr. Abravanel's that the internal controls necessary to develop reliable financial statements did not exist;

        (B) Balmer and Nelson did not advise Dr. Abravanel's that information had come to the accountant's attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management;

        (C) Balmer and Nelson did not advise Dr. Abravanel's of the need to expand significantly the scope of its audit, or that information had come to the accountant's attention during said time period that if further investigated, may: (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management's representations or be associated with Dr. Abravanel's financial statements; or

        (D) Balmer and Nelson did not advise Dr. Abravanel's that information had come to the accountant's attention that it had concluded materially impacted the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

        On April 14, 2000, Dr. Abravanel's engaged Randy R. Simpson, C.P.A., P.C. as the new independent accountant engaged as the principal accountant to audit Dr. Abravanel's financial statements. During Dr. Abravanel's two most recent fiscal years, and any subsequent interim period prior to engaging Randy
R. Simpson, neither Dr. Abravanel's nor anyone on its behalf consulted Randy R. Simpson regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or (2) the type of audit opinion that might be rendered on Dr. Abravanel's financial statements; or (3) any matter which was either the subject of a disagreement (there were no disagreements as stated above) or a reportable event (as described in Item 304(a)(1)(V) of Regulation S-K). The decision to engage Dr. Abravanel's new accountant, Randy R. Simpson, was recommended and approved by Dr. Abravanel's board of directors.

                     RECENT SALES OF UNREGISTERED SECURITIES

        In a series of transactions between April 1998 and September 1998, Dr. Abravanel's issued common stock in several transactions. Pursuant to a Technology Transfer Agreement, on April 28, 1998 Dr. Abravanel's issued to Dr. Abravanel and Mark Delott 10,000,000 shares of "restricted" securities as that term is defined in Rule 144. These shares were issued pursuant to Section 4(2) of the Act. In consideration of the issuance of these shares, Dr. Abravanel's acquired 100% of the rights of all the formulas that they marketed. In addition, on August 26, 1998, Dr. Abravanel's issued to Dr. Abravanel and Mark Delott 1,500,000 shares of common stock pursuant to Rule 701 for $.001 per share (750,000 shares each). Between May and September 1998, Dr. Abravanel's sold 1,341,353 Shares of its $.001 par value Common Stock at prices ranging from $0.01 - $0.20 per Common Share for an aggregate of approximately $133,000 to 30 investors. These investors purchased such securities pursuant to an exemption from registration pursuant to Section (4)(2)of the Securities Act of 1933 and Regulation D, Rule 504 as promulgated thereunder (the "Private Offering"). There were no underwriters involved in the Private Offering and no commissions were paid nor discounts given to any individual. All purchasers executed a Subscription Agreement indicating they have such knowledge and experience in financial and business matters that either alone or with a purchasers representative, they are capable of evaluating the merits and risks of the investment. No purchasers used a purchaser representative. None of Dr. Abravanel's Officers, Directors or affiliates participated in the aforesaid sale of securities. No underwriters were involved in any of the offerings. Dr. Abravanel's used the proceeds from the offerings for general working capital.

UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT
NUMBER      DESCRIPTION
3.1         Articles of Incorporation, as amended.

3.2(1)      Bylaws.

4.1(2)      Specimen Stock Certificate.

4.2         Secured Convertible Debenture.

4.3         Securities Purchase Agreement.

4.4         Stock Purchase Warrant.

5.1         Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.

10.1(3)     Acquisition Agreement by and between Torso Tiger, Inc. and Infotopia, Inc.

10.2(3)     License Agreement.

10.3(3)     Mutual Release and Settlement Agreement with Greenwood & Hall.

10.4(3)     Settlement Agreement and Full Release with David M. Vitko, D.V. Back
            Products, Inc. General Partner, Backstroke, LTD.

10.5(3)     Addendum Manufacturing, Marketing and Distribution Agreement with Dean Tornabene.

10.6        Settlement Agreement and Full Release with Cactus Jack.

10.7(3)     Letter of Understanding with First Equity Capital.

10.8(4)     Lease.

10.9        License Agreement by and between Lohan Media, LLC and Infotopia, Inc.

10.10       Vision Publishing Inc./Technical Analysis Agreement.

10.11       INFOMERCIAL Marketing and Distribution Agreement.

10.12       Executive Employment Agreement by and between Infotopia and Daniel Hoyng.

10.13       Executive Employment Agreement by and between Infotopia and Ernest Zavoral.

10.14       Executive Employment Agreement by and between Infotopia and Marek Lozowicki

10.15       Executive Employment Agreement by and between Infotopia and Lisa Ulshafer.

10.16       Executive Employment Agreement by and between Infotopia and Robert Tilton.

10.17       Executive Employment Agreement by and between Infotopia and Alan E. Ricks.

10.18       Executive Employment Agreement by and between Infotopia and William F. Gross.

23.1        Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).

23.2        Consent of Randy Simpson, CPA, P.C.

(1)         Incorporated by reference to Infotopia's (formerly Dr. Abravanel's Formulas) Registration Statement on Form 10SB12G.

(2)         Incorporated by reference to Infotopia's Registration Statement on Form S-8 (No. 333-49642) filed on November 9, 2000.

(3)         Incorporated by reference to Infotopia's Quarterly Report on Form 10-QSB for the three month period ended May 31, 2000.

(4)         Filed with Post Effective Amendment No.1 to Infotopia's Registration Statement on Form SB-2 (No.
            333-47448) on November 3, 2000


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Hoyng his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of January, 2001.


Signature                      Title
---------                      -----


/s/ Daniel Hoyng               Chief Executive Officer, Chairman, Director
------------------

Daniel Hoyng

/s/ Ernie Zavoral              President, Director
------------------

Ernie Zavoral

/s/ Clinton Smith              Director
------------------

Clinton Smith

/s/ Marek Lozowicki            Acting Chief Financial Officer, Executive Vice
-------------------            President and Secretary
-------------------

Marek Lozowicki

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2. And has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raynham, Massachusetts, on January 11, 2001.

                                      INFOTOPIA, INC.


                                      By:/s/ Daniel Hoyng

                                      Daniel Hoyng
                                      Chief Executive Officer, Chairman and
                                      Director


/s/ Daniel Hoyng               Chief Executive Officer, Chairman and Director
-----------------

Daniel Hoyng

/s/ Ernie Zavoral              President, Director
------------------
Ernie Zavoral

/s/ Clinton Smith              Director
------------------
Clinton Smith

/s/ Marek Lozowicki            Acting Chief Financial Officer, Executive Vice
-------------------            President and Secretary
-------------------
Marek Lozowicki